Exhibit 10.32

REMIX THERAPEUTICS, INC.

25th July 2019

PERSONAL AND CONFIDENTIAL

Dear Dominic

Remix Therapeutics, Inc. (the “Company”) is pleased to offer you the full-time position of Vice President.  We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.  As a full-time employee, you are expected to devote your full time and best efforts to the Company, and you may not engage in outside business activities without the Company’s prior written consent.  Notwithstanding the foregoing, the Company acknowledges that, in the first year of your employment, you may engage in consulting or other business activities for other portfolio companies of Atlas Ventures (“Atlas”) up to a maximum of 25% of your business time, with the prior agreement of the Chief Scientific Officer.

Your salary will be paid at an initial rate of $285,000 annually (“Base Salary”) in accordance with the Company’s normal payroll practices, subject to withholding taxes and as may be modified from time to time.  You will also be eligible to receive cash incentive compensation as determined by the Company’s Board of Directors (“Board”).  Your target annual incentive compensation shall be 30% of your Base Salary.  The actual amount of your annual incentive compensation, if any, shall be determined at the sole discretion of the Board.  You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.  You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time.  You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.

Subject to the approval of the Company’s Board of Directors (the “Board”) and the execution by you of a restricted stock agreement, the Company shall grant to  you a restricted stock award for 127,841 shares of the Company’s common stock (the “Restricted Shares”), which shall vest as to twenty-five percent (25%) of the Restricted Shares on the first anniversary of the Start Date, and as to the balance shall vest in equal quarterly installments of 6.25% of the Restricted Shares thereafter until the fourth anniversary of the Start Date.  The Restricted Shares will otherwise be subject to the terms and conditions of the restricted stock agreement and the Company’s 2019 Stock Incentive Plan (the “Grant Documents”).  In addition, you may be entitled to additional stock option grants and/or awards of restricted shares of common stock (“Additional Grants”) that the Company may elect to grant to you in the future in its sole discretion.

The Company requires you to verify that the performance of your position at Remix Therapeutics does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Remix Therapeutics).  Please provide us with a copy of any such agreements.  You will also be required to sign the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) as a condition of your employment with the Company.  A copy of the PIIA is attached.

Your employment is also conditioned on the completion the I-9 form, and sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual.  They are a summary of our initial employment relationship and are subject to later modification by the Company.  Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  The Company does, however, require that you provide at least two weeks’ written notice in the event you decide to resign.  The at-will nature of your employment also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed, with or without notice, at any time in the sole discretion of the Company.  You represent that you have not been subject to any workplace investigation regarding allegations of your personal misconduct whether relating to allegations of harassment, discrimination or otherwise.

It is intended that the benefits provided under this letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or qualify for an exemption to Section 409A, and this letter shall be construed and interpreted in accordance with such intent.  Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment provided under this letter shall be treated as a separate payment for Section 409A purposes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

If you accept this offer, this letter and the PIIA will constitute the complete agreement between you and Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) pertaining to your employment with the Company not contained in this letter or the PIIA, or contrary to those contained in this letter or the PIIA, that may have been made to you are expressly cancelled and superseded by this offer.

We are excited to have you join Remix Therapeutics.  We look forward to receiving a response from you within 7 days acknowledging that you have accepted this offer of employment, by signing below and returning the original to me.

Sincerely,

/s/ Peter G. Smith
Peter G Smith
President and Chief Scientific Officer

Understood and Agreed:

/s/ Dominic Reynolds

Name: Dominic Reynolds

Exhibit A

PIIA

Appendix A

PRIOR MATTERS